Exhibit 99

PRESS RELEASE

For Immediate Release	June 6, 2012
For Further Information:	Eloise L. Mackus, CEO / Terri Liutkus, President and CFO Phone: 330.576.1208 / 330.576.1209 Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES RESTRUCTURED

RIGHTS OFFERING AND POSSIBLE DISCOUNTED TARP REDEMPTION

Fairlawn, Ohio – June 6, 2012 – Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, today announced the terms of a restructured registered common stock offering of up to $22.5 million, consisting of an $18.0 million rights offering and a $4.5 million offering to a group of standby purchasers.

The Company also announced that the U.S. Department of Treasury (Treasury) has agreed that if the Company raises the maximum of the offering range, $22.5 million, it will allow the Company to redeem the Preferred Stock and warrant and forgive all accrued but unpaid dividends on the Preferred Stock issued in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program (together, the “TARP Securities”) for a total of $3.0 million, resulting in a discount of approximately $5.0 million. No redemption of the TARP Securities will occur if less than $22.5 million is raised in the stock offering. Redemption of the TARP Securities will also require regulatory approval.

Under the terms of the restructured rights offering, all record holders of the Company’s common stock as of a date to be determined will receive, at no charge, one subscription right for each share of common stock held as of the record date. Each subscription right will entitle the holder of the right to purchase 14.5329 shares of Company common stock at a subscription price of $1.50 per share. The rights offering will commence as soon as practicable after the Registration Statement is declared effective by the SEC. Any shares not subscribed for in the rights offering may be offered in a public offering.

The Company has separately entered into a series of standby purchase agreements with a group of investors led by Timothy O’Dell, Thad R. Perry and Robert E. Hoeweler. Under the standby purchase agreements, the standby purchasers will acquire $4.5 million of Company common stock at a price of $1.50 per share, subject to certain conditions as detailed in the Registration Statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, which may be made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.